Exhibit 99.1

Celsion Corporation Appoints Dr. Stacy R. Lindborg to its Board of Directors

25-year pharmaceutical industry executive brings broad drug development perspective

Replaces Alberto Martinez, MD

LAWRENCEVILLE, N.J. (June 8, 2021) – Celsion Corporation (NASDAQ: CLSN), a clinical-stage company focused on DNA-based immunotherapy and next-generation vaccines, today announced the appointment of Stacy R. Lindborg, Ph.D. to its Board of Directors, effective June 4, 2021. Dr. Lindborg’s appointment fills the vacancy created by Dr. Alberto Martinez upon his retirement from Celsion’s Board on December 31, 2020.

Dr. Lindborg brings to Celsion more than 25 years of pharmaceutical industry experience with a particular focus on R&D, executive management and strategy. She has worked with biologics, small molecules and cell therapies to address a broad range of diseases and disorders, including multiple Orphan drug products, along with extensive experience in early-stage development having taken molecules from first in man studies into the clinic through approval and launch.

Dr. Lindborg’s holds the position of Executive Vice President and Global Head of Clinical Research at Brainstorm Cell Therapeutics, which she joined in 2020 to manage the clinical portfolio. From 2012 to 2020 she held positions of increasing responsibility at Biogen, where she worked in biostatistics and biometrics, and served as Vice President for Global Analytics and Data Sciences. At Biogen, Dr. Lindborg provided analytical innovations supporting protocol amendments to the aducanumab Phase 3 clinical trials, which was approved by the U.S. Food and Drug Administration for the treatment of Alzheimer’s disease on June 7, 2021.

Dr. Lindborg joined Eli Lilly and Company in 1996 moving through the organization to serve from 2010 to 2012 as Head of R&D Strategy with responsibility for characterizing the productivity of the portfolio and driving key R&D strategy projects including the annual R&D Long-Range Plan.

“We’re proud to welcome an accomplished scientist, thought and business leader of Dr. Lindborg’s caliber to the Celsion Board of Directors,” said Michael H. Tardugno, Celsion Corporation’s chairman, president and chief executive office. “Dr. Lindborg has demonstrated impressive creativity in efficiently advancing successful programs, including establishing and implementing an adaptive design strategy to increase productivity in the R&D portfolio at both Eli Lilly and Biogen. In addition, her ability to navigate global regulatory paths, having delivered several products from the clinic to the market including revolutionary products such as Nusinersin, will be valuable to Celsion as our pipeline advances.”

Dr. Lindborg is a graduate of Baylor University where she received a Ph.D. and M.A. in statistics and a B.A. in psychology with a minor in mathematics. A prolific researcher, she has authored more than 50 abstracts, 200 presentations and 40 manuscripts that have been published in peer-reviewed journals. She serves on several industry advisory boards related to statistics and biotechnology.

About Celsion Corporation

Celsion is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies; and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV2. The company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, is under investigator-sponsored development for several cancer indications. Celsion also has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Forward-Looking Statements

Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, statements relating to the offering and the use of proceeds therefrom, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic filings with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACTS:

Celsion Corporation

Jeffrey W. Church

Executive Vice President and CFO

609-482-2455
jchurch@celsion.com

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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